UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2011

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Post Oak Central 1980 Post Oak Boulevard, Suite 1200 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                                     Entry into a Material Definitive Agreement.

On December 20, 2011, CIE Angola Block 20 Ltd., a wholly-owned subsidiary of Cobalt International Energy, Inc. (the “Company”) executed a Production Sharing Contract (the “PSC”) with the national oil company of Angola, Sociedade Nacional de Combustíveis de Angola — Empresa Pública (“Sonangol E.P.”), as well as Sonangol Pesquisa e Produção, S.A. (“Sonangol P&P”), BP Exploration Angola (Kwanza Benguela) Limited (“BP”) and China Sonangol International Holding Limited (“China Sonangol”).  The PSC forms the basis of the Company’s exploration, development and production operations on Block 20 offshore Angola.  The Company is the operator of and has a 40% working interest in Block 20 offshore Angola.

Under the PSC, in order to preserve its rights in Block 20, the Company will be required to drill four exploratory wells (with at least one of these wells having a pre-salt objective), acquire approximately 1,500 square kilometers of 3-D seismic data, and make at least one commercial discovery, all within five years of the signing of the PSC, subject to certain extensions.  The Company has the right to a 30-year production period.

In order to guarantee these exploration work obligations under the PSC, the Company, BP and China Sonangol are required to post a financial guarantee of $360 million. The Company’s share of this financial guarantee is 57.14%, or approximately $206 million. The Company expects to deliver a letter of credit to Sonangol E.P. for such amount within 30 days of signing the PSC. As the Company completes its work obligations under the PSC, the amount of this letter of credit will be reduced accordingly.

In addition, pursuant to the PSC, the Company, BP, and China Sonangol are required to make certain contributions for social projects such as the Sonangol Research and Technology Center aggregating $225 million upon the signing of the PSC, $75 million on each of the first, second and third anniversaries of the signing of the PSC, and $100 million on the fourth anniversary of the signing of the PSC.  The Company is obligated to pay 57.14% of the foregoing expenses, or approximately $314 million.

The Company shall recover all exploration, development, production, administration and services expenditures incurred under the PSC by taking up to a maximum amount of 50% of all oil produced from Block 20.  In addition, proportionate with its working interest in Block 20, the Company will receive 40% of a variable revenue stream that the Contractor Group will be allocated from Sonangol E.P. based on the Contractor Group’s rate of return, reduced by applicable Angolan taxes, calculated on a quarterly basis.  The variable revenue stream paid by Sonangol E.P. to the Contractor Group ranges from 10 to 70%, and is inversely related to the size of the applicable rate of return.

The consideration to be paid to Sonangol E.P. pursuant to the PSC is based upon the results of Angola’s publicly announced 2010 pre-salt licensing bid round.

Material Relationships

The Company, Sonangol E.P., Sonangol P&P and certain other parties signatory thereto executed two Risk Services Agreements in February 2010 which govern the exploration, development and production operations on Blocks 9 and 21 offshore Angola.  The Company is the operator of and has a 40% working interest in Blocks 9 and 21 offshore Angola.

In addition, the Company and Sonangol E.P. currently have a partnership in the U.S. Gulf of Mexico pursuant to an agreement whereby Sonangol E.P. acquired a 25% non-operated interest of the Company’s pre-Total alliance interests in 11 of its U.S. Gulf of Mexico leases. Sonangol E.P. has also acquired a 15% non-operated interest in four additional U.S. Gulf of Mexico leases pursuant to this partnership bringing the total partnership portfolio to 15 U.S. Gulf of Mexico leases.

These relationships have been previously disclosed in the Company’s Securities and Exchange Commission filings.

Item 2.01.                    Completion of Acquisition or Disposition of Assets.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01 of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2011

Cobalt International Energy, Inc.

	By:	/s/ Samuel H. Gillespie

	Name:	Samuel H. Gillespie
	Title:	General Counsel and
Executive Vice President